Asset Investors Corporation

                       Subsidiaries as of January 29, 1999



    AIC Management Corporation
    AIC Manufactured Housing Corp.
    AIOP Brentwood West, L.L.C.
    AIOP Gulfstream Harbor, L.L.C.
    AIOP Lost Dutchman Notes, L.L.C.
    AIOP Mullica, L.L.C.
    AIOP Serendipity, L.L.C.
    Asset Investors Acceptance, Inc.
    Asset Investors Equity, Inc.
    Asset Investors Finance Corporation
    Asset Investors Funding Corporation
    Asset Investors Mortgage Funding Corporation
    Asset Investors Operating Partnership, L.P.
    Asset Investors Secured Financing Corporation